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                                                                     Exhibit 8.2


                              September 13, 1995




Cytogen Corporation
600 College Road East
CN 5308
Princeton, New Jersey  08540-5308
     Attn:  President

     Re: Proposed Merger among Cytogen Corporation, Cellcor Acquisition Corp. and Cellcor, Inc.

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the Agreement and Plan of Merger dated June 15, 1995, as amended (the "Agreement"), by and among Cytogen Corporation, a Delaware corporation ("Cytogen"), Cellcor Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Cytogen (the "Merger Sub"), and Cellcor, Inc., a Delaware corporation ("Cellcor"). Pursuant to such Agreement, Cellcor will merge with and into the Merger Sub. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement or in the certificates of even date herewith delivered to Hale and Dorr by Cytogen, the Merger Sub, and Cellcor containing certain representations of Cytogen, the Merger Sub, and Cellcor relevant to this opinion (the "Certificates of Representations"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     In our capacity as counsel to Cellcor in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Agreement, the Certificates of Representations, and such other documents as we considered relevant to our analysis. We have assumed that all parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance
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Cytogen Corporation
September 13, 1995
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with the terms of such Agreement or documents, and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement. Further, we have assumed that all representations contained in the Agreement, as well as those representations contained in the Certificates of Representations are true and complete in all material respects as of the Effective Time. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention which would cause us to question the accuracy thereof.

     In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, and the genuineness of signatures. We have also assumed that there is no plan or intention on the part of Cellcor's shareholders to engage in a sale, exchange, or other disposition of shares of Cytogen common stock to be received in the Merger that would reduce the Cellcor shareholders' ownership of Cytogen common stock to a number of shares having an aggregate fair market value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all of the stock of Cellcor outstanding immediately prior to the Merger. Shares of Cellcor stock with respect to which dissenters' appraisal rights are exercised in the Merger, or which are sold, redeemed, or disposed of in a transaction that is in contemplation of or related to the Merger, will be considered shares of Cellcor stock held by shareholders of Cellcor immediately before the Merger which are exchanged in the Merger for shares of Cytogen common stock which are then disposed of pursuant to a plan.

     The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time of the Merger, or at any other time, and that such changes will not affect the conclusions expressed herein. Our opinion relates solely to the tax consequences of the Merger under the federal laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction.

     Our opinions represent our best judgment as to how a court would decide if presented with the issues addressed herein and are not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our
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Cytogen Corporation
September 13, 1995
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opinions will not be challenged by the IRS or rejected by a court.

     On the basis of, and subject to the foregoing, and in reliance upon the representations described above, we are of the opinion that, provided that the fair market value of rights granted to the Cellcor shareholders pursuant to the Subscription Offer (the "Subscription Rights") plus the amount of cash received by the Cellcor shareholders pursuant to the exercise of applicable dissenters' appraisal rights or in lieu of fractional shares of Cytogen common stock will not exceed 50% of the sum of (A) the fair market value of the Cytogen common stock issued in connection with the Merger, (B) the fair market value of the Subscription Rights and (C) the amount of cash received by the Cellcor shareholders pursuant to the exercise of applicable dissenters' appraisal rights or in lieu of fractional shares of Cytogen common stock:

     1.   The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code;

     2. No gain or loss will be recognized by Cytogen, Cellcor, or the Merger Sub as a result of the Merger;

     3. Except as provided in paragraphs 4 and 5, below, no gain or loss will be recognized by the Cellcor shareholders upon the exchange of Cellcor stock for shares of Cytogen common stock as a result of the Merger;

     4. Each Cellcor shareholder (other than shareholders that exercise dissenter's appraisal rights) will recognize gain in an amount equal to the lesser of (i) the excess, if any, of (A) the fair market value of the Cytogen common stock received in the Merger (including for this purpose, the amount of any cash received in lieu of fractional shares) plus the fair market value of the Subscription Rights received by such shareholder over (B) the adjusted tax basis of the shares of Cellcor surrendered by the shareholder in the Merger and
(ii) the fair market value of the Subscription Rights received by the shareholder. Such gain will generally be capital gain if the shares of Cellcor stock surrendered were held as capital assets, provided that all or a portion of such gain may be characterized as a dividend (taxable at ordinary income rates) to the extent of the accumulated earnings and profits of Cellcor at the Effective Time under the principles contained in Section 302 of the Code;

     5. Cash received by the Cellcor shareholders in lieu of fractional shares of Cytogen common stock, will be treated as received as a distribution in redemption of shares of Cytogen common stock having a fair market value equal to the amount of
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Cytogen Corporation
September 13, 1995
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cash received, subject to the provisions of Section 302 of the Code;

     6. The tax basis of the shares of Cytogen common stock received by each Cellcor shareholder in the Merger will be equal to the tax basis of the shares of Cellcor stock exchanged therefor in the Merger, (A) reduced by (i) the fair market value of the Subscription Rights received by the shareholder, and (ii) any basis allocable to a fractional share of Cytogen common stock treated as sold or exchanged under Section 302 of the Code, and (B) increased by the amount of any gain recognized upon the exchange under paragraph 4, above; and

     7. The holding period of the shares of Cytogen common stock received by a Cellcor shareholder in the Merger will include the holding period for the shares of Cellcor stock exchanged therefor in the Merger, provided that the shares of Cellcor stock were held as capital assets on the date of the Effective Time.

     8. Cash received by a Cellcor shareholder who has perfected his appraisal rights as a dissenting shareholder will be treated as a distribution in redemption of the shareholders shares of Cellcor stock, subject to the provisions and limitations of Section 302 of the Code.

     The foregoing opinions may not be applicable to Cellcor shareholders who are subject to special treatment under the federal income tax laws (including, for example, persons who acquired Cellcor shares pursuant to the exercise of employee stock options or otherwise as compensation, certain financial institutions, broker-dealers, insurance companies, non-United States persons and tax-exempt organizations).

     No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion is solely for your benefit and is not to be used, quoted, circulated or otherwise referred to without our express written consent. Notwithstanding the previous sentence, we hereby consent to the reference to us under the caption "Certain Federal Income Tax Consequences" in the Proxy/Prospectus forming a part of the Registration Statement filed on form S-4 by Cytogen with the Securities and Exchange Commission in connection with the Merger. We also consent to a filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such
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Cytogen Corporation
September 13, 1995
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consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act.



                                  Very truly yours,



                                  HALE AND DORR